EXHIBIT 10.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PATHWORKS FLORIDA, INC.,
LEXICON UNITED INCORPORATED
AND
LEXICON ACQUISITION, INC.

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 2, 2010, among Lexicon United Incorporated, a Delaware corporation (“Parent”), Pathworks PCO of Florida, Inc., a Florida corporation (“Pathworks-Florida”), and Lexicon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent, Pathworks-Florida and Merger Sub intend to enter into a business combination transaction.

B.           The Board of Directors of Pathworks-Florida (i) has determined that the Merger (as defined in Section 1.1 below) is consistent with and in furtherance of the long-term business strategy of Pathworks-Florida and fair to, and in the best interests of, Pathworks-Florida and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the stockholders of Pathworks-Florida adopt this Agreement.

C.           The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has approved the issuance of shares of Parent Common Stock (as defined in Section 1.6(a) below) pursuant to the Merger (the “Share Issuance”).

D.           The Board of Directors of Merger Sub (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Merger Sub, and fair to and in the best interests of, Merger Sub and its stockholder, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable, and (iv) has determined to recommend that the sole stockholder of Merger Sub adopt this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1.         The Merger.  At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into Pathworks-Florida (the “Merger”), the separate corporate existence of Merger Sub shall cease and Pathworks-Florida shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent.  The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2.         Effective Time.  Unless this Agreement is earlier terminated pursuant to Article VII hereof, the closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Parent’s counsel, at a time and date to be specified by the parties, but in no event later than two (2) business days following satisfaction or waiver of the conditions set forth in Article VI hereof.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in the form attached as Exhibit A hereto or like instrument (a “Certificate of Merger”) with the Secretary of State of the State of Florida, in accordance with the relevant provisions of the DGCL (the time at which the Merger has become fully effective (or such later time as may be agreed in writing by Pathworks-Florida and specified in the Certificate of Merger) is referred to herein as the “Effective Time”).

1.3.         Effect of the Merger.

(a)           At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of Pathworks-Florida and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Pathworks-Florida and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)           Prior to or at the Effective Time, the properties and assets of Parent and Merger Sub will be free and clear of any and all encumbrances, charges, claims, equitable interests, liens, options, pledges, security interests, mortgages, rights of first refusal or restrictions of any kind and nature (collectively, the “Encumbrances”), except for such liabilities, accounts payable, debts, adverse claims, duties, responsibilities and obligations of every kind or nature, whether accrued or unaccrued, known or unknown, direct or indirect, absolute, contingent, liquidated or unliquidated and whether arising under, pursuant to or in connection with any contract, tort, strict liability or otherwise (collectively the “Liabilities”) of Parent which are described in Section 3.7 hereof.

1.4.         Certificates of Incorporation; Bylaws.  From and after the Effective Time and until further amended in accordance with applicable law, (i) the Certificate of Incorporation of Lexicon as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and (ii) the Bylaws of Lexicon as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.5.         Pathworks-Florida Directors and Officers.

(a)           Unless otherwise determined by Pathworks-Florida prior to the Effective Time, the directors of Lexicon immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.  In addition, at the Closing, James A. Grimwade shall be appointed to the board of directors of Lexicon, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)           Unless otherwise determined by the Parties prior to the Effective Time, the officers of Lexicon immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

1.6.         Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Pathworks-Florida and Merger Sub or the holders of any of the following securities, the following shall occur:

(a)           Conversion of Pathworks-Florida Capital Stock.  At the Effective Time, the Parent shall issue (or reserve for issuance upon exercise or exchange of Pathworks-Florida common shares (as defined below)) a number of shares of Lexicon common stock (the “Parent Common Stock”) which shall be equal, on a pro-form, post-closing basis to forty-seven (47%) of the issued and outstanding shares of Lexicon common stock shall be issued to the holders of Pathworks-Florida Common Stock on a Fully Diluted Basis (as defined below) (the “Merger Consideration”) (See Capitalization Schedule attached hereto as Schedule 2.6).  Each share of common stock of Pathworks-Florida (the “Pathworks-Florida Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.10 below)) will be automatically converted (subject to Section 1.6(d)), into a number of shares of Parent Common Stock determined by multiplying each such share of Pathworks-Florida Common Stock by the quotient determined by dividing (x) the aggregate number of Parent Common Stock to be issued in the merger transaction by (y) the aggregate number of shares of Pathworks-Florida Common Stock issued and outstanding immediately prior to the Effective Time, on a Fully Diluted Basis (“Pathworks-Florida Convertible Securities”) (the “Exchange Ratio”), such aggregate shares of Parent Common Stock being referred to in this Agreement as the “Merger Consideration”.  If any shares of Pathworks-Florida Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Pathworks-Florida, then the shares of Parent Common Stock issued in exchange for such shares of Pathworks-Florida Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be Pathworks-Florida with appropriate legends. For purposes of this Agreement “Fully Diluted Basis” shall mean the number of shares of Common Stock that would be outstanding upon the conversion or exercise, as the case may be, of all securities of Pathworks-Florida convertible into, exercisable for, or exchangeable for, directly or indirectly, shares of Pathworks-Florida Common Stock.

(b)           Adjustments to Merger Consideration.  Except as described in Section 1.10, the Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Pathworks-Florida Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Pathworks-Florida Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(c)           Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger.  In lieu thereof any fractional share will be rounded to the nearest whole share of Parent Common Stock (with 0.5 being rounded up).

1.7          [Reserved]

1.8          Rights of Holders of Pathworks-Florida Capital Stock.

(a)           On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Pathworks-Florida Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.11) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Pathworks-Florida Common Stock shall have been converted pursuant to Section 1.6(a) above.  The record holder of each such outstanding certificate representing shares of Pathworks-Florida Common Stock, shall, after the Effective Date, be entitled to vote the shares of Parent Common Stock into which such shares of Pathworks-Florida Common Stock shall have been converted on any matters on which the holders of record of the Parent Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Pathworks-Florida Common Stock, Parent may rely conclusively upon the record of stockholders maintained by Pathworks-Florida containing the names and addresses of the holders of record of Pathworks-Florida Common Stock on the Effective Date.

(b)           On and after the Effective Date, Parent shall reserve a sufficient number of authorized but unissued shares of Parent Common Stock for issuance in connection with (i) the conversion of Pathworks-Florida Common Stock into Parent Common Stock and (ii) the exercise of all options, warrants, and any other instrument convertible into, or exchangeable for, shares of Pathworks-Florida Common Stock, to purchase shares of Pathworks-Florida Common Stock outstanding immediately prior to the Effective Time.

1.9          Procedure for Exchange of Pathworks-Florida Common Stock.

(a)           After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Pathworks-Florida Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 1.11), upon surrender of such certificates to the registrar or transfer agent for Parent Common Stock, shall be entitled to receive certificates representing the number of whole shares of Parent Common Stock into which shares of Pathworks-Florida Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section (a) hereof.  Parent shall not be obligated to deliver the Merger Consideration to which any former holder of shares of Pathworks-Florida Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares.  Upon surrender, each certificate evidencing Pathworks-Florida Common Stock shall be cancelled.  If there is a transfer of Pathworks-Florida Common Stock ownership which is not registered in the transfer records of Pathworks-Florida, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable, and (z) the issuance of such Parent Common Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of Parent Common Stock that will result from the Merger.

(b)           All shares of Parent Common Stock issued upon the surrender for exchange of Pathworks-Florida Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Pathworks-Florida Common Stock.

(c)           No holder surrendering a certificate representing shares of Pathworks-Florida Common Stock will be issued in exchange a certificate representing other than a whole number of shares of Parent Common Stock.

(d)           Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and relevant state securities laws.  Restrictive legends must be placed on all certificates representing shares of Parent Common Stock issued in the Merger, substantially as follows:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE CORPORATION AND ITS LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

(e)           In the event any certificate for Pathworks-Florida Common Stock shall have been lost, stolen or destroyed, Parent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of the Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

1.10        Dissenting Shares.

(a)           Shares of capital stock of Pathworks-Florida held by stockholders of Pathworks-Florida who have not consented to and approved this agreement in writing and who have properly exercised and preserved appraisal rights with respect to those shares in accordance with all of the provisions of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section (a) above, but the holders thereof shall be entitled only to such rights as are granted by the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefore from the Surviving Corporation in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from Parent of shares of Parent Common Stock as provided in Section (a) above.

(b)           Any payments in respect of Dissenting Shares will be deemed made by the Surviving Corporation.

1.11         No Further Ownership Rights in Pathworks-Florida Common Stock.  All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pathworks-Florida Common Stock.  After the Effective Time, there shall be no further registration of transfers on the records of Surviving Corporation of shares of Pathworks-Florida Common Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates are presented to Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I.

1.12         Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations (the “Regulations”).  Both prior to and after the Closing, each party's books and records shall be maintained, and all federal, state and local income tax returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reverse triangular merger under Section 368(a)(2)(E) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.13         Payments to Public Officials.  Notwithstanding anything to the contrary in this ARTICLE I, none of Pathworks-Florida, Parent, Merger Sub or Surviving Corporation shall be liable to a holder of Pathworks-Florida Common Stock or Parent Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

1.14         Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation (and/or its successor in interest) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Pathworks-Florida and Merger Sub, the officers and directors of Parent and the Surviving Corporation shall be fully authorized (in the name of Merger Sub, Pathworks-Florida and otherwise) to take all such necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PATHWORKS-FLORIDA

Except as set forth in the schedules attached hereto, Pathworks-Florida hereby represents and warrants to Parent that the statements contained in this ARTICLE II are true and correct.

2.1.          Organization, Qualification and Subsidiaries.  Pathworks-Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Pathworks-Florida has no subsidiaries and does not have an equity interest in any other firm, partnership, association or other entity.  Pathworks-Florida is duly qualified to transact business as a foreign corporation and is in good standing under the applicable laws of each jurisdiction where the location of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have an Pathworks-Florida Material Adverse Effect (as defined in Section 2.3 below).

2.2.          Authorization, Enforcement.  Pathworks-Florida has the requisite corporate power and authority to conduct its business as presently conducted and to enter into and to consummate the Merger.  The execution and delivery of this Agreement by Pathworks-Florida and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Pathworks-Florida and no further consent or action is required by Pathworks-Florida, other than the Required Approvals (as defined in Section 3.2 below) and the approval of Pathworks-Florida’s stockholders and the approval of the stockholders of Merger Sub of the Merger and the amendments to their respective certificates of incorporation (the “Stockholder Approvals”).  This Agreement, when executed and delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Pathworks-Florida enforceable against Pathworks-Florida in accordance with its terms, subject to the Stockholder Approvals, applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights and remedies generally and general principles of equity.

2.3.          No Conflicts.  The execution, delivery and performance of this Agreement by Pathworks-Florida and the consummation by Pathworks-Florida of the Merger do not and will not: (i) conflict with or violate any provision of Pathworks-Florida’s Certificate of Incorporation or Bylaws, or (ii) subject to obtaining the Stockholder Approvals and the filing with the Secretary of State of Florida of the Certificate of Merger (collectively, the “Required Approvals”), conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing Pathworks-Florida debt or otherwise) or other understanding to which Pathworks-Florida is a party or by which any material property or asset of Pathworks-Florida is bound or affected, or (iii) result in a violation of any applicable law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which Pathworks-Florida is subject (including federal and state securities laws and regulations), or by which any material property or asset of Pathworks-Florida is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate (a) materially and adversely affect the legality, validity or enforceability of the Merger, (b) have or result in a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of Pathworks-Florida, taken as a whole, or (c) materially and adversely impair Pathworks-Florida’s ability to perform fully on a timely basis its obligations under this Agreement (any of (a), (b) or (c), a “Pathworks-Florida Material Adverse Effect”); provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy, or by conditions generally effecting the biotechnology or pharmaceutical industries, shall be deemed not to be an Pathworks-Florida Material Adverse Effect.

2.4.          Filings, Consents and Approvals.  Pathworks-Florida is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Pathworks-Florida of this Agreement, other than the Required Approvals.

2.5.          Pathworks-Florida Common Stock.  The Pathworks-Florida Common Stock delivered in exchange for the Parent common stock will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all liens at issuance.

2.6.          Capitalization.  As of the date of this Agreement, Pathworks-Florida’s authorized capital consists of 10,000 shares of Pathworks-Florida Common Stock and zero shares of preferred stock.  Pathworks-Florida’s outstanding capital (i) as of the date of this Agreement and (ii) as of immediately before the Effective Time, is set forth on Schedule 2.6.  Except as described in Schedule 2.6, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Pathworks-Florida Common Stock, or contracts, commitments, understandings or arrangements by which Pathworks-Florida is or may become bound to issue additional shares of Pathworks-Florida Common Stock or rights convertible or exchangeable into shares of Pathworks-Florida Common Stock.

2.7.          Contracts and Commitments.

(a)           Schedule 2.7 hereto lists the following agreements, whether oral or written, to which Pathworks-Florida is a party, which are currently in effect, and which relate to the operation of Pathworks-Florida’s business: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) contract, agreement or understanding relating to the voting of Pathworks-Florida Common Stock or the election of directors of Pathworks-Florida; (vii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Pathworks-Florida; (viii) guaranty of any obligation for borrowed money or otherwise; (ix) lease or agreement under which Pathworks-Florida is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000; (x) lease or agreement under which Pathworks-Florida is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $10,000; (xi) contract which prohibits Pathworks-Florida from freely engaging in business anywhere in the world; (xii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Pathworks-Florida in connection with intellectual property rights held by Pathworks-Florida; (xiii) contract or commitment for capital expenditures in excess of $50,000; (xiv) agreement for the sale of any capital asset; or (xvi) other agreement which is either material to Pathworks-Florida’s business or was not entered into in the ordinary course of business.

(b)           To Pathworks-Florida’s knowledge, (i) Pathworks-Florida has performed all obligations required to be performed by it in connection with the contracts or commitments required to be disclosed in Schedule 2.7 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption; (ii) Pathworks-Florida has no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption; and (iii) Pathworks-Florida has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

2.8.           Affiliate Transactions.  Except as set forth in Schedule 2.8 hereto, and other than pursuant to this Agreement, no officer, director or employee of Pathworks-Florida, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons) (collectively “Pathworks-Florida Insiders”), has any agreement with Pathworks-Florida (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Pathworks-Florida (other than ownership of capital stock of Pathworks-Florida). Except as set forth on Schedule 2.8, Pathworks-Florida is not indebted to any Pathworks-Florida Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Pathworks-Florida Insider is indebted to Pathworks-Florida (except for cash advances for ordinary business expenses). None of the Pathworks-Florida Insiders has any direct or indirect interest in any competitor, supplier or customer of Pathworks-Florida or in any person, firm or entity from whom or to whom Pathworks-Florida leases any property, or in any other person, firm or entity with whom Pathworks-Florida transacts business of any nature. For purposes of this Section 2.7, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children and siblings of such officer, director or employee.

2.9.           Financial Statements.  Pathworks-Florida has provided the Parent and the Merger Sub with audited financial statements for the year ending December 31, 2009 and reviewed financial statements for the interim period through June 30, 2010.  The financial statements of Pathworks-Florida, together with the related notes thereto, present fairly, in all material respects, the financial position of Pathworks-Florida as of the dates specified and the results of its operations and changes in financial position for the periods covered thereby.  Such financial statements and related notes were prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) throughout the period indicated except as may be disclosed in the notes thereto.  Except as required to be set forth in such financial statements, or on Schedule 2.9, Pathworks-Florida has no material liabilities of any kind, whether accrued, absolute, contingent or otherwise or entered into any material transactions or commitments.

2.10.         Taxes.  Pathworks-Florida has filed, on a timely basis, each Federal, state, local and foreign Tax Return which is required to be filed by it, or has requested an extension therefore, and has paid all Taxes and all related assessments, penalties and interest shown on such tax returns to the extent that the same have become due and are not being contested in good faith.

2.11.         Litigation.  Other than as set forth on Schedule 2.11, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Pathworks-Florida, threatened against or affecting Pathworks-Florida or its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) materially adversely affects or challenges the legality, validity or enforceability of this Agreement or (ii) would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Pathworks-Florida Material Adverse Effect.  Pathworks-Florida is not nor has it ever been the subject of any Action involving a claim of violation of or liability under federal or state securities laws. There has not been, and to the knowledge of Pathworks-Florida, there is not pending or contemplated, any investigation by the SEC or any other governmental authority involving Pathworks-Florida.

2.12.         Compliance.  Pathworks-Florida is not: (i) in violation of its certificate of incorporation or by-laws; (ii) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Pathworks-Florida under), nor has Pathworks-Florida received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), which default or violation would have or result in an Pathworks-Florida Material Adverse Effect; (iii) in violation of any order of any court, arbitrator or governmental body; or (iv) in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in an Pathworks-Florida Material Adverse Effect.

2.13.         Regulatory Permits.  Pathworks-Florida possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not, individually or in the aggregate, have an Pathworks-Florida Material Adverse Effect (“Material Permits”), and Pathworks-Florida has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

2.14.         Properties.  Pathworks-Florida does not own any real property in fee simple, and Pathworks-Florida has good and marketable title to all property (personal, tangible and intangible) owned by it, free and clear of all security interests, liens and encumbrances, except those that (i) do not materially interfere with the use made of such property by Pathworks-Florida; (ii) for such imperfections of title and encumbrances that would not have an Pathworks-Florida Material Adverse Effect; or (iii) for liens that are not yet due and payable.

2.15.         Intellectual Property.  Pathworks-Florida owns all right, title and interest in, or possesses adequate and enforceable rights to use, all patents, patent applications, trade marks, trade names, service marks, copyrights, rights, licenses, franchises, trade secrets, confidential information, processes, formulations, software and source and object codes necessary for the conduct of Pathworks-Florida’s business (collectively, the “Intangibles”), except to the extent that the failure to own or possess adequate rights to such Intangibles would not have an Pathworks-Florida Material Adverse Effect.  To the knowledge of Pathworks-Florida, Pathworks-Florida has not infringed upon the rights of others with respect to the Intangibles and Pathworks-Florida has not received written notice that it has or may have infringed or is infringing upon the rights of others with respect to the Intangibles, or any written notice of conflict with the asserted rights of others with respect to the Intangibles, which infringement or conflict, if the subject of an unfavorable decision, would have an Pathworks-Florida Material Adverse Effect.

2.16.         Insurance.  The insurance policies owned and maintained by Pathworks-Florida that are material to Pathworks-Florida are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Pathworks-Florida is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Pathworks-Florida has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

2.17.         No Undisclosed Liabilities.  Except as reflected in the balance sheet of December 31, 2009 (the “Pathworks-Florida Balance Sheet”) contained in the financial statements referenced in Section 2.9, or as otherwise disclosed on Schedule 2.17, Pathworks-Florida has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the Pathworks-Florida Balance Sheet in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

2.18.         Environmental Matters.  None of the operations of Pathworks-Florida involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

2.19.         Material Changes.  Except for the Reverse Split, the transactions contemplated thereby and such other transactions as are set forth on Schedule 2.19, since the date of the Pathworks-Florida Balance Sheet: (i) there has been no event, occurrence or development that has had an Pathworks-Florida Material Adverse Effect, (ii) Pathworks-Florida has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Pathworks-Florida’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC, (iii) Pathworks-Florida has not altered its method of accounting or the identity of its auditors, (iv) Pathworks-Florida has not declared or made any dividend or distribution of cash or other property to its stockholders except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock except consistent with prior practice or pursuant to existing Pathworks-Florida stock option or similar plans, and (v) Pathworks-Florida has not issued any equity shares to any officer, director or affiliate, except pursuant to existing Pathworks-Florida stock option or similar plans or upon conversion or exercise of outstanding Pathworks-Florida securities.

2.20.         Full Disclosure.  The representations and warranties of Pathworks-Florida contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Pathworks-Florida has knowledge that has not been disclosed to Parent pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have an Pathworks-Florida Material Adverse Effect or materially adversely affect the ability of Pathworks-Florida to consummate in a timely manner the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to Pathworks-Florida that the statements contained in this ARTICLE III are true and correct.

3.1.         Organization of Parent and Merger Sub.

(a)           Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Parent Material Adverse Effect.  As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and Merger Sub as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that any adverse change, event or effect that is demonstrated to be caused primarily by the conditions generally affecting the United States economy shall be deemed not to be a Parent Material Adverse Effect.

(b)           Parent has no subsidiaries other than Merger Sub, a Delaware corporation and a wholly-owned subsidiary of Parent, which is inactive.

(c)           Parent has delivered or made available to Pathworks-Florida a true and correct copy of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, each as amended to date, and each such instrument is in full force and effect.  Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

3.2.         Capital Structure.  As of the date of this Agreement, the authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock of which there were 8,828,134 shares issued and outstanding as of the date hereof and 10,000,000 shares of preferred stock, none of which is issued and outstanding.  As of the Closing, the authorized capital stock of Parent shall consist of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock and there shall be issued and outstanding such number of shares of Parent Common Stock as is required pursuant to Section 4.3 hereof and no shares of preferred stock shall be issued and outstanding.  The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share (the “Merger Sub Common Stock”), all of which were issued and outstanding as of the date hereof.  All outstanding shares of Parent and Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with applicable securities laws and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Parent and Merger Sub or any agreement or document to which Parent or Merger Sub is a party or by which it is bound.  Other than as set forth on Schedule 3.2, as of the date hereof, Parent did not have any options or warrants to purchase common stock outstanding.

3.3.         Obligations With Respect to Capital Stock.  Other than as set forth on Schedule 3.3, there are no equity securities, partnership interests or similar ownership interests of any class of Parent or Merger Sub, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.  There are no equity securities, partnership interests or similar ownership interests of any class of Merger Sub of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding.  There are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement.  There are no registration rights and there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Parent or with respect to any equity security partnership interest or similar ownership interest of any class of Merger Sub.

3.4.         Authority.

(a)           Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject only to the adoption of this Agreement by Merger Sub’s stockholders and the filing and recordation of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Pathworks-Florida, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws and general principles of equity.

(b)            The execution and delivery of this Agreement by each of Parent and Merger Sub, do not, and the performance of this Agreement by each of Parent and Merger Sub, will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent, or Merger Sub, respectively, (collectively, the “Parent Charter Documents”); (ii) subject to compliance with the requirements set forth in Section 3.4(c) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub, respectively, or by which its or any of their respective properties is bound or affected; or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair any of, Parent's or Merger Sub's rights or alter the rights or obligations of any third party under, or to Parent's knowledge, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or Merger Sub, respectively, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any of Parent or Merger Sub is a party or by which Parent or Merger Sub, or any of their respective properties are bound or affected.

(c)           No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to any of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

3.5.         Parent Financial Statements.  Parent has provided Pathworks-Florida with audited financial statements for the year ending December 31, 2009 and reviewed statements for the period ended June 30, 2010 (“Parent Financial Statements”).  The financial statements of Parent, together with the related notes thereto, present fairly, in all material respects, the financial position of Parent as of the dates specified and the results of its operations and changes in financial position for the periods covered thereby.  Such financial statements and related notes were prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) throughout the period indicated except as may be disclosed in the notes thereto.  Except as required to be set forth in such financial statements, or on Schedule 3.5, Parent has no material liabilities of any kind, whether accrued, absolute, contingent or otherwise or entered into any material transactions or commitments.

3.6.         Absence of Certain Changes or Events.  Except as disclosed in the Parent Financial Statements or as contemplated by this Agreement, since the date of the Parent Financial Statements, Parent has conducted business only in, and has not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or Merger Sub, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (iv) any event that would constitute a violation of Section 4.1 or Section 4.2 hereof, if such event occurred after the date of this Agreement and prior to the Effective Time; or (v) any change by Parent in accounting principles, practices or methods.

3.7.         No Undisclosed Liabilities.  Except as reflected in the Parent Financial Statements or as otherwise disclosed on Schedule 3.7, Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise except liabilities which have arisen after the date of the Parent Financial Statements in the ordinary course of business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit).

3.8.         Tax Matters.

(a)           There have been duly and timely filed by Parent with the appropriate Taxing Authorities all Tax Returns required to be filed before the Closing Date and all such Tax Returns were true, correct and complete in all material respects.  No extension is in effect for Parent with respect to the filing of any Tax Return, the payment of any Taxes, or any limitation period regarding the assessment or collection of any Taxes.

(b)           Parent has paid in full all Taxes which have become due and payable on or before the Closing Date (whether or not shown on any Tax Return).  Adequate reserves and accruals have been established to provide for the payment of all Taxes which are not yet due and payable with respect to the Parent through the Closing Date.

(c)           There are no liens for Taxes upon Parent or Merger Sub or any of their properties or assets except for Taxes not yet due and payable.

(d)           Neither Parent nor Merger Sub has ever been a member of an affiliated, consolidated, unitary or combined group filing a consolidated, unitary or combined Tax Return.  Neither Parent nor Merger Sub has ever been a party to any tax allocation, sharing or reimbursement agreement or arrangement.

(e)           Neither Parent nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.502-6 (or similar provisions of state, local or foreign tax law), as a transferee or successor, by contract, or otherwise.

(f)           Parent does not have pending any ruling requests filed by it or on its behalf with any Taxing Authority and is not a party to any closing agreement described in Internal Revenue Code Section 7121 (or similar provisions of state, local or foreign law).

(g)           Parent has delivered to Pathworks-Florida correct and complete copies of all income Tax Returns and all other material Tax Returns filed with respect to Parent for all completed taxable years commencing on or after January 1, 2007, together with all examination reports by any Taxing Authority, any statements of deficiencies proposed or assessed against or agreed to by Parent, and any notices of proposed adjustments received with respect to such years.

(h)           No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted, assessed or reassessed (as may be applicable) by any Taxing Authority against Parent that has not been paid, settled or otherwise resolved.  There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or threatened against Parent with respect to any Taxes.  Parent has not been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return.

(i)           No claim has been made within the past five (5) calendar years by any Taxing Authority in a jurisdiction where Parent did not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j)           Neither Parent nor Merger Sub is an “investment company” within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

(k)           As used in this Agreement, “Tax” means any federal, state, province, local or foreign income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, capital stock, social security (or similar), unemployment, disability, severance, stamp, gains, registration, value added, occupation, premium, real property, personal property, profits, windfall profits, environmental, alternative or add-on minimum taxes, custom duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority whether disputed or not.

(l)           As used in this Agreement, “Tax Return” is defined as any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting information, schedule, attachment and any amendment thereof) filed or required to be filed with any federal, state, province, local or foreign governmental entity or other authority (a “Taxing Authority”) in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

3.9.         Contracts and Commitments.

(a)           Schedule 3.9 hereto lists the following agreements, whether oral or written, to which Parent or Merger Sub is a party, which are currently in effect, and which relate to the operation of Parent’s business, or where applicable, the business of Merger Sub: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) hospitalization insurance or other welfare benefit plan or practice, whether formal or informal; (iv) stock purchase or stock option plan; (v) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis or relating to severance pay for any such person; (vi) confidentiality agreement; (vii) contract, agreement or understanding relating to the voting of Parent Common Stock or the election of directors of Parent; (viii) agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of Parent or Merger Sub; (ix) guaranty of any obligation for borrowed money or otherwise; (x) lease or agreement under which Parent or Merger Sub is lessee of, or holds or operates any property, real or personal, owned by any other party, for which the annual rental exceeds $25,000; (xi) lease or agreement under which Parent or Merger Sub is lessor of, or permits any third party to hold or operate, any property, real or personal, for which the annual rental exceeds $25,000; (xii) contract which prohibits Parent or Merger Sub from freely engaging in business anywhere in the world; (xiii) license agreement or agreement providing for the payment or receipt of royalties or other compensation by Parent or Merger Sub in connection with any intellectual property rights; (xiv) contract or commitment for capital expenditures in excess of $50,000; (xv) agreement for the sale of any capital asset; (xvi) contract with Merger Sub any affiliate thereof which in any way relates to Parent (other than for employment on customary terms); or (xvii) other agreement which is either material to Parent’s business or was not entered into in the ordinary course of business.

(b)           To Parent’s knowledge, Parent and Merger Sub has performed all obligations required to be performed by them in connection with the contracts or commitments required to be disclosed in Schedule 3.9 hereto and is not in receipt of any claim of default under any contract or commitment required to be disclosed under such caption, Parent and Merger Sub, where applicable, have no present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment required to be disclosed under such caption, and Parent has no knowledge of any breach or anticipated breach by any other party to any contract or commitment required to be disclosed under such caption.

3.10.       Patents and Trademarks.   Parent has no patents, trademarks, licenses, sublicenses, or any agreement relating to the ownership of use of any intellectual property.

3.11.       Compliance; Permits; Restrictions.

(a)           Neither Parent nor Merger Sub is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which it or any of its properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties is bound or affected except for those conflicts, defaults or violations which would not be reasonably expected to have a Parent Material Adverse Effect.  To the knowledge of Parent, no investigation or review by any Governmental Entity is pending or threatened against Parent or Merger Sub, nor has any Governmental Entity indicated in writing an intention to conduct the same.  There is no agreement, judgment, injunction, order or decree binding upon Parent or Merger Sub which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of material property by Parent or Merger Sub or the conduct of business by Parent as currently conducted.

(b)           Parent and Merger Sub hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are necessary to the conduct of the business of Parent except those the absence of which would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, (collectively, the “Parent Permits”).  Parent and Merger Sub are in compliance in all material respects with the terms of the Parent Permits.

3.12.       Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending, including derivative suits brought by or on behalf of Parent, or as to which Parent or Merger Sub has received any written notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against Parent or Merger Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement or which might reasonably be expected to have a Parent Material Adverse Effect.

3.13.       Brokers' and Finders' Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14.       Employees.

(a)           The Company does not now have, nor has it had during its most recently completed two fiscal years, any employees.

(b)           Except as otherwise set forth in Schedule 3.14, or as contemplated by this Agreement, to the knowledge of Parent, neither any executive employee of Parent nor any group of Parent’s employees has any plans to terminate his, her or its employment; (b) Parent has no material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against Parent nor is Parent aware of any facts that would give rise to such a claim; (d) to the knowledge of Parent, no employee of Parent is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Parent; and (f) no employee or former employee of Parent has any claim with respect to any intellectual property rights of Parent.

3.15.       Affiliate Transactions.  Except as set forth in Schedule 3.15 hereto, and other than pursuant to this Agreement, no officer, director or employee of Parent, Merger Sub or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent (other than ownership of capital stock of Parent). Parent is not indebted to any Parent Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent) except for cash advances for ordinary business expenses, in each case in an amount less than $1,000). None of the insiders has any direct or indirect interest in any competitor, supplier or customer of Parent or in any person, firm or entity from whom or to whom Parent leases any property, or in any other person, firm or entity with whom Parent transacts business of any nature. For purposes of this Section 3.15, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents and children of such officer, director or employee.

3.16.       Books and Records.  The books of account, minute books, stock record books, and other records of Parent, all of which have been made available to Pathworks-Florida, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.  At the Closing, all of Parent’s records will be in the possession of Parent.

3.17.       Real Property.  Neither Parent nor Merger Sub owns any real property. Schedule 3.17 contains an accurate list of all leaseholds and other interests of Parent and Merger Sub in any real property.  Parent and Merger Sub have good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Parent’s business.

3.18.       Insurance.  The insurance policies owned and maintained by Parent that are material to Parent are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Parent is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and Parent has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19.       Environmental Matters.  None of the operations of Parent or any Merger Sub involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state, local or foreign equivalent.

3.20.       Absence of Liens and Encumbrances.  Each of Parent and Merger Sub has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens and encumbrances except (i) as reflected in the Parent Financial Statements, (ii) for liens for taxes not yet due and payable and (iii) for such imperfections of title and encumbrances, if any, which would not be reasonably expected to have a Parent Material Adverse Effect.

3.21.       Board Approval.  The Board of Directors of each of Parent and Merger Sub has (i) determined that the Merger is fair to, advisable and in the best interests of it and its stockholders, (ii) has approved the Share Issuance and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

3.22.       Valid Issuances.  The Merger Consideration to be issued by Parent in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, full paid and non-assessable, free of all liens and encumbrances and not subject to preemptive rights.

3.23.       Disclosed Information.  None of the information supplied or to be supplied by Parent for inclusion in any proxy statement, or any amendments or supplements thereto, to be distributed to the shareholders of either Pathworks-Florida or the Surviving Corporation in connection with a meeting of such stockholders to vote upon this Agreement and the transactions contemplated hereby, will, at the time of the mailing of such proxy statement and the time of such meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.24.       Investigations and Inquiries. Nether Parent nor any of its respective directors or officers is the subject of any investigation, inquiry or proceeding before the Securities Exchange Commission or any state securities commission or administrative agency.

3.25.       Foreign Corrupt Practices.  Neither the Parent, nor to the Parent’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Parent or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Parent (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.26.       Sarbanes-Oxley Act.  Other than as set forth on Schedule 3.26, the Parent is either in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

3.27.       Patriot Act.  To the extent applicable, both the Parent and Merger Sub are in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

3.28.       Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Parent and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Parent in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Parent Material Adverse Effect.

3.29.       Investment Company Status.  Neither Parent nor the Merger Sub is, nor upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.30.       Full Disclosure.  The representations and warranties of Parent and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent has knowledge that has not been disclosed to Pathworks-Florida pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub or materially adversely affect the ability of Parent or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1.         Conduct of Business by the Parties.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to ARTICLE VIII or the Effective Time, except as contemplated by this Agreement, each of Pathworks-Florida, Merger Sub and Parent shall conduct their respective businesses in the ordinary course and in substantial compliance with all applicable laws and regulations, pay their respective debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use their commercially reasonable efforts consistent with past practices and policies to (i) preserve intact their present business organization; (ii) keep available the services of each of their present officers and employees, respectively; and (iii) preserve their relationships with customers, suppliers, distributors, licensors, licensees and others with which each party has business dealings material to their respective business.

4.2.         Covenants of Parent.  Except as disclosed in Schedule 4.2 hereto or permitted by the terms of this Agreement or the transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not (i) amend the Parent Charter Documents (other than as provided herein); (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (iv) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or a qualifying exchange under Section 351 of the Code; (v) conduct its business, other than in the ordinary course consistent with past practices; (vi) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Parent; or (vii) directly or indirectly redeem, purchase, sell or otherwise acquire any capital stock of Parent.

4.3.         Affirmative Pre-Closing Covenants of Parent. Prior to the Closing, Parent shall take all actions required such that immediately after the Effective Time the holders of Parent Common Stock, or any securities convertible into or exchangeable into shares of Parent Common Stock, including any shares issuable to Section 6.2(h) hereof, shall own in the aggregate a number of shares of Parent Common Stock, which shall represent forty-seven percent (47%) of the fully diluted shares of Parent Common Stock immediately following the Effective Time.

4.4.         Covenants of Pathworks-Florida.  Except as disclosed in Schedule 4.4 hereto or permitted by the terms of this Agreement or the transactions contemplated hereby and thereby, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Pathworks-Florida shall not (i) amend the Pathworks-Florida Charter Documents (other than as provided herein); (ii) split, combine or reclassify its outstanding shares of capital stock; (iii) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (iv) take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code or a qualifying exchange under Section 351 of the Code; (v) conduct its business, other than in the ordinary course consistent with past practices; (vi) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Pathworks-Florida; or (vii) directly or indirectly redeem, purchase, sell or otherwise acquire any capital stock of Pathworks-Florida.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.         Public Disclosure; Securities Law Filings.  Parent and Pathworks-Florida will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement.   In addition, Parent and Pathworks-Florida agree to cooperate in the preparation and filing of all filings required by applicable securities laws.

5.2.         Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.3.         Commercially Reasonable Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including to accomplish the following: (i) causing the conditions precedent set forth in ARTICLE IV to be satisfied; (ii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from any federal, state, local or foreign governmental authority (collectively, “Governmental Entities” and each a “Governmental Entity”); (iii) making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iv) avoiding any suit, claim, action, investigation or proceeding by any Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement; (v) obtaining all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement; (vi) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vii) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)           Parent shall give prompt notice to Pathworks-Florida upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)           Pathworks-Florida shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Pathworks-Florida to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, where the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as a result thereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.4.         Third Party Consents.  On or before the Closing Date, Parent and Pathworks-Florida will each use its commercially reasonable efforts to obtain any consents, waivers and approvals under any of its respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

5.5          Parent Board of Directors and Officers.

(a)           Unless otherwise determined by the Parties prior to the Effective Time, the directors of Parent immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Parent until their successors are duly elected and qualified.  In addition, at the Closing, James A. Grimwade shall be appointed to the board of directors of Parent, each to hold the office of a director of the Parent in accordance with the provisions of the DGCL and the Certificate of Incorporation and Bylaws of the Parent until their successors are duly elected and qualified.

(b)           Unless otherwise determined by the Parties prior to the Effective Time, the officers of Parent immediately prior to the Effective Time shall be the officers of the Parent at and after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Parent.

5.6          Private Placement. Each of Pathworks-Florida and Parent shall take all necessary action on its part such that the issuance of the Merger Consideration to Pathworks-Florida stockholders constitutes a valid “private placement” under the Securities Act.  Without limiting the generality of the foregoing, Pathworks-Florida shall (1) provide each Pathworks-Florida stockholder with a stockholder qualification questionnaire in the form reasonably acceptable to both Parent and Pathworks-Florida (a “Stockholder Questionnaire”) and (2) use its best efforts to cause each Pathworks-Florida stockholder to attest that that stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and Pathworks-Florida to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

5.7          Pathworks-Florida Stockholder Written Consent; Materials to Stockholders.

(a) Pathworks-Florida shall use commercially reasonable efforts to obtain, in lieu of holding a stockholder meeting, the written consent of the number of Pathworks-Florida stockholders necessary under its Certificate of Incorporation, Bylaws, and applicable law to approve this agreement and the Merger.

(b) Pathworks-Florida shall as promptly as practicable following the date of this agreement prepare and mail to Pathworks-Florida stockholders all information as may required to comply with applicable law and the Securities Act.

5.8          No Negotiation.  Until the Effective Date, or such time, if any, as this Agreement is terminated pursuant to ARTICLE VII below, neither Parent nor Pathworks-Florida shall, nor shall they permit any of their respective affiliates, directors, officers, employees, investment bankers, attorneys or other agents, advisors or representatives to, directly or indirectly, (a) sell, offer or agree to sell its business, by sale of shares or assets, merger or otherwise (each an “Acquisition Transaction”) other than pursuant to this Agreement, (b) solicit or initiate the submission of any proposal for an Acquisition Transaction, or (c) participate in any discussions or negotiations with, or furnish any information concerning its business to, any corporation, person or other entity in connection with a possible Acquisition Transaction other than pursuant to this Agreement.  If either Parent or Pathworks-Florida is contacted or solicited by any third-party regarding any action contemplated hereunder, such party must promptly inform the other in writing.

5.9          Limitation of Liability.  Notwithstanding anything to the contrary contained in this Agreement, except as a result of a fraud, or a material misstatement or omission hereunder, perpetrated by any party to this agreement, or their respective successors or affiliates, shall have any liability hereunder from and after the Closing Date.

5.10        Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

5.11         Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

5.12         Access to Information.  Each of Pathworks-Florida and Parent shall afford to the other and the other's accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all properties, books, contracts, commitments and records (including, but not limited to, tax returns) of it and, during such period, shall furnish promptly such information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger. All non-public documents and information furnished to either Pathworks-Florida or Parent, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence, except that Pathworks-Florida and Parent, as applicable, may disclose such information as may be required under applicable law. Each party shall promptly advise the others, in writing, of any change or the occurrence of any event after the date of this Agreement and prior to the Effective Time having, or which, insofar as can reasonably be foreseen, in the future would reasonably be expected to have, any Pathworks-Florida Material Adverse Effect or Parent Material Adverse Effect on, as applicable.

5.13         Finance Transaction.  Concurrent with the Closing, Parent will commence its best efforts to raise an additional approximately $12 million of new capital, approximately $2 million of which would be in the form of preferred stock (with terms to be determined) and approximately $10 million in the form of either preferred stock (with terms to be determined) or debt financing secured by the proceeds of certain service contracts held by Pathworks-Florida.  The terms, conditions and structure of any future financing would be subject to negotiation between Parent, Pathworks-Florida and third party financiers.

5.14         Employment Agreements.  Effective at Closing, Parent will enter into new employment contracts with Joshua M. Henschell and David A. Nickerson on terms to be determined.

5.15         Chesscom Share Exchange.  Effective at the Closing, Parent will enter into an agreement with The Bankers Store, Inc. (“BSTR”) whereby BSTR will grant Parent an exclusive option to acquire all of the issued and outstanding shares of Chesscom Technologies, Inc. (“Chesscom”) at a price equal to the residual value of all assets of Chesscom other than its interest in Pathworks-Florida.

5.15         Pathworks Cure Agreement.  Effective at the Closing, Pathworks, Inc. (“Pathworks”) will enter into an agreement with Parent whereby Parent shall have the right to cure any Pathworks default with respect to a Master Agreement dated as of May 21, 2010 with CenturyTel Services Group, LLC (“CenturyLink”) in exchange for Parent’s acquisition of the ownership of Pathworks on terms and conditions to be agreed by the Parties.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1.         Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any of which may be waived if waived in writing by both Parent and Pathworks-Florida:

(a)           No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)           Stockholder Approvals.  This Agreement shall have been adopted and the Merger shall have been duly approved by the stockholders of Pathworks-Florida by the requisite vote under applicable law and in accordance with the procedures set forth in its Certificate of Incorporation, Bylaws and applicable law.

(c)           Dissenting Shares.  Pathworks-Florida stockholders holding in the aggregate not more than five percent (5%) of the Pathworks-Florida Common Stock shall have delivered to Pathworks-Florida a written demand for appraisal in accordance with applicable Florida law.

(d)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e)           Schedules.  Each of the parties hereto shall have delivered to each other complete and accurate Schedules to this Agreement and such Schedules shall have been approved by the recipient.

(f)           Exhibits.  The parties shall mutually agree upon the form and substance of all the Exhibits to this Agreement and the appropriate signatories thereto shall have executed and delivered each such document.

(g)           Officers’ Certificate.  Each party shall have furnished to the other a certificate of its Chief Executive Officer dated as of the Effective Date, in which such officers shall certify that, to their best knowledge, the conditions set forth in Section 6.2(a) and 6.2(b) or 6.3(a) and 6.3(b) (as applicable) have been fulfilled and are true and correct.

6.2.         Additional Conditions to Obligations of Pathworks-Florida.  The obligation of Pathworks-Florida to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Pathworks-Florida:

(a)           Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks only as of an earlier date) and Pathworks-Florida shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(b)           Agreements and Covenants.  Each of Parent and Merger Sub shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Pathworks-Florida shall have received a certificate to such effect signed on behalf of each of Parent and Merger Sub by an authorized officer of Pathworks-Florida.

(c)           Consents and Approvals.  Parent and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent or Merger Sub.

(d)           No Closing Material Adverse Effect.  Since the date hereof, there has not occurred a Parent Material Adverse Effect.  For purposes of the preceding sentence and Section (a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute a Parent Material Adverse Effect:

(i)           any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Pathworks-Florida shall conclude that it has or could have a Parent Material Adverse Effect on the Parent and the Parent, taken as a whole; and

(ii)           any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy.

(e)           Corporate Documents.  Pathworks-Florida shall have received a copy of the Certificate of Incorporation of each of the Parent and Merger Sub, certified by the Secretary of State of the State of Delaware evidencing the good standing of Parent and Merger Sub in such jurisdiction.

(f)           Other Agreements and Resignations. Each of the officers and directors of Parent and Merger Sub immediately prior to the Closing Date shall deliver duly executed resignations from their positions with each such applicable corporation immediately upon the Effective Time.

(g)           Compliance with Securities Law Requirements.  Parent shall be in compliance in all material respects with all requirements of applicable securities laws and shall have taken all actions with respect thereto as shall be required or reasonably requested by Pathworks-Florida in connection therewith.

6.3.         Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)           Representations and Warranties.  The representations and warranties of Pathworks-Florida set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks only as of an earlier date or to the extent such representation and warranty is no longer true on account of transactions contemplated by this Agreement) and Parent shall have received a certificate signed on behalf of Pathworks-Florida by the Chief Executive Officer of Pathworks-Florida to such effect; provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not so true and correct unless the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has had, or is reasonably likely to have, an Pathworks-Florida Material Adverse Effect.

(b)           Agreements and Covenants.  Pathworks-Florida shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Pathworks-Florida by an authorized officer of Pathworks-Florida.

(c)           No Closing Material Adverse Effect.  Since the date hereof, there shall not have occurred an Pathworks-Florida Material Adverse Effect.  For purposes of the preceding sentence and Section 6.3(a), the occurrence of any of the following events or circumstances, in and of themselves and in combination with any of the others, shall not constitute an Pathworks-Florida Material Adverse Effect:

(i)           any litigation or threat of litigation filed or made after the date hereof challenging any of the transactions contemplated herein or any stockholder litigation or threat of stockholder litigation filed or made after the date hereof resulting from this Agreement or the transactions contemplated herein unless Pathworks-Florida shall conclude that it has or could have an Pathworks-Florida Material Adverse Effect on Pathworks-Florida and the Parent, taken as a whole; and

(ii)           any adverse change, event or effect that is demonstrated to be caused primarily by conditions generally affecting the United States economy, or by conditions generally affecting the telecommunications industry.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1.         Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Pathworks-Florida:

(a)           by mutual written consent duly authorized by the Boards of Directors of Parent and Pathworks-Florida; or

(b)           by either Parent or Pathworks-Florida if the Merger shall not have been consummated by October 31, 2010, provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or

(c)           by either Parent or Pathworks-Florida if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and non-appealable or any law, order, rule or regulation is in effect or is adopted or issued, which has the effect of prohibiting the Merger; or

(d)           by Parent, on the one hand, or Pathworks-Florida, on the other, if any condition to the obligation of any such party to consummate the Merger set forth in Section 6.2 (in the case of Pathworks-Florida) or 6.3 (in the case of Parent) becomes incapable of satisfaction prior to the Closing Date; provided, however, that the failure of such condition is not the result of a breach of this Agreement by the party seeking to terminate this Agreement.

7.2.         Fees and Expenses.  All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses whether or not the Merger is consummated.  As used in this Agreement, “Expenses” shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters relating to the closing of the Merger and the other transactions contemplated hereby.

7.3.         Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement by the stockholders of Pathworks-Florida, there shall not be any amendment that by applicable law requires further approval by the stockholders of Pathworks-Florida without the further approval of such stockholders.  This Agreement may not be amended by the parties hereto except by execution of an instrument in writing signed on behalf of each of Parent, Pathworks-Florida and Merger Sub.

7.4.         Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
CONTINUATION OF BUSINESS

8.1          Continuation of Business.  After the Effective Time of the Merger, Parent, either directly or through Pathworks-Florida as long as Pathworks-Florida is within Parent’s “qualified group” within the meaning of Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of Pathworks-Florida, or use at least a significant portion of Pathworks-Florida's historic business assets in a business, in each case within the meaning of Regulations Section 1.368-1(d), except that Pathworks-Florida's historic business assets may be transferred (a) to a corporation that is another member of Parent’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Parent’s Qualified Group have active and substantial management functions as a partner with respect to Parent’s historic business or (ii) members of Parent’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in Pathworks-Florida's historic business, in each case within the meaning of Regulations Section 1.368-1(d)(4)(iii).

ARTICLE IX
GENERAL PROVISIONS

9.1.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given on the day of delivery if delivered personally or sent via telecopy (receipt confirmed) or on the second business day after being sent if delivered by commercial delivery service, to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub (prior to Closing):

Lexicon United Incorporated
4500 Steiner Ranch Blvd.
Suite 1708
Austin, TX 78732
Attn:  Jeffrey Nunez

With a copy to:

Robert L. B. Diener, Esq.
56 Laenani Street
Haiku, HI 86708
Phone:  (310) 396-1691
Fax:  (310) 362-8887

(b)           if to Pathworks-Florida to:

Pathworks PCO of Florida, Inc.
830 Cottage View Drive #201
Traverse City, MI 49684

9.2.         Interpretation.

(a)           When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.  Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)           For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter.

(c)           For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d)           For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

9.3.         Counterparts; Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format or other electronic data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.4.         Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.5.         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6.         Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which t they are entitled at law or in equity.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

9.7.         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Austin, Texas, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

9.8.         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9.         Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10.       Waiver of Jury Trial.  EACH OF PARENT, PATHWORKS-FLORIDA AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, PATHWORKS-FLORIDA AND MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.11.       Survival of Representations and Warranties.  The respective representations, warranties, obligations, agreements and promises of the parties contained in this Agreement and in any exhibit, schedule, certificate or other document delivered pursuant to this Agreement, shall survive for a period of one year following the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

PATHWORKS PCO OF FLORIDA, INC.

By:	/s/ Joshua M. Henschell
Name:	Joshua M. Henschell
Title:	President

LEXICON UNITED INCORPORATED CORPORATION

By:	/s/ Elie Saltoun
Title:	President
Name:	Elie Saltoun

LEXICON ACQUISITION, INC.

By:	/s/ Jeffrey G. Nunez
Name:	Jeffrey G. Nunez
Title:	Vice President